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                                                                     EXHIBIT 5.2


                               [HM&D LETTERHEAD]


                                December 3, 2001






Cartesian Technologies, Inc.
17851 Sky Park Circle, Suite C
Irvine, California 92614

Ladies and Gentlemen:

         We have acted as counsel to Cartesian Technologies, Inc. ("Cartesian") in connection with the contemplated merger (the "Merger") of Cartesian with and into Cartesian Acquiring Corporation ("Sub"), a Delaware corporation and wholly-owned subsidiary of Genomic Solutions, Inc. ("Genomic"), a Delaware corporation, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 28, 2001 (the "Merger Agreement"), by and among Genomic, Sub and Cartesian. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement. This opinion is being delivered to you in connection with a registration statement on Form S-4 in the form filed with the Securities and Exchange Commission (the "Registration Statement"), which includes the Proxy Statement and Prospectus relating to the Merger.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Registration Statement, the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain statements, representations and agreements made by Cartesian and Genomic, including representations set forth in the Officer's Certificates of Cartesian and Genomic that were provided to us (the "Officers' Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by Cartesian, Genomic and others, including those set forth in the Officers' Certificates. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

         In our examination, in addition to the foregoing, we have assumed (without any independent investigation) that:





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Cartesian Technologies, Inc.
December 3, 2001
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         1. The Certificate of Merger has been duly executed and delivered.

         2. The transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with such agreements and all covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof.

         3. The matters set forth in the Officers' Certificates are true and will remain true at the Effective Time.

         4. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

         5. The Certificate of Merger, which incorporates the terms of the Merger Agreement, has been filed in the appropriate offices in the State of Delaware and the State of California and is effective.



         The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. All of the foregoing are subject to change, perhaps with retroactive effect; any such change may require modification of the opinion rendered herein. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any aspect of the Merger, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgment as to such matter, our opinion has no binding effect on the IRS or the courts.

         Based upon and subject to the foregoing, and subject to the qualifications set forth herein, it is our opinion that, for federal income tax purposes:

         (i) The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code.





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Cartesian Inc.
December 3, 2001
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         (ii) No gain or loss will be recognized by Cartesian as a result of the
Merger.

         (iii) No gain or loss will be recognized by any Cartesian stockholder upon the exchange of Cartesian common stock solely for Genomic common stock in the Merger.

         (iv) All cash received in the Merger by each Cartesian stockholder either as part of the cash consideration or in lieu of a fractional share of Genomic common stock will be treated as a distribution and any gain or loss recognized will be capital in nature (assuming the Cartesian common stock surrendered in exchange was held as a capital asset by the stockholder at the time of the Merger).

         (v) The aggregate tax basis of the Genomic common stock received by each Cartesian stockholder who exchanges Cartesian common stock for Genomic common stock in the Merger will be the same as the stockholder's basis in the Cartesian common stock surrendered in exchange (subject to any adjustments required as the result of receipt of cash consideration and cash in lieu of a fractional share interest in Genomic common stock).

         (vi) The holding period of the shares of Genomic common stock received by each Cartesian stockholder in the Merger will include the holding period of the Cartesian common stock surrendered in exchange, provided that the surrendered shares of Cartesian common stock were held as a capital asset by the stockholder at the time of the Merger.

         Because this opinion is being delivered prior to the Effective Date of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the IRS.


         We express no opinions as to matters of law other than the matters of federal income tax law specifically addressed hereby. We are furnishing this opinion to you solely for the purpose of its inclusion as an exhibit to the Registration Statement. Other than the stockholders of Cartesian, it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


         We hereby consent to the use of our name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We disclaim any obligation to update this


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Cartesian Inc.
December 3, 2001
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opinion letter for events, including changes of law, which occur or come to our attention after the date hereof.

                                             Very truly yours,


                                             HIGHAM, MCCONNELL & DUNNING LLP

                                             /s/ HIGHAM, MCCONNELL & DUNNING LLP